EXHIBIT  28

     FORM  OF  PROXY  TO  BE  MAILED  TO
     STOCKHOLDERS  OF  THE  COMPANY








                                                                March 24, 1998






Dear  Stockholder:

     You are cordially invited to attend the Annual Meeting of the stockholders of Coastal Bancorp, Inc. (the "Company"). The meeting will be held at the corporate offices of Coastal Bancorp, Inc., at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on Thursday, April 23, 1998, at 11:00 a.m., Central Time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Stockholders will vote to elect directors and ratify the Company's independent auditors. The Company's Board of Directors believes that these proposals are in the best interest of the Company and its stockholders and recommends that stockholders vote "for" them at the Annual Meeting. Directors and officers of the Company and representatives of the Company's independent auditors will be present to respond to any questions that our stockholders may have.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the postage paid envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support and interest in Coastal Bancorp, Inc. is appreciated.

                                        Sincerely,




                                        /s/      Manuel  J.  Mehos
                                        --------------------------
                                        Manuel  J.  Mehos
                                        Chairman  of  the  Board,  President
                                        and  Chief  Executive  Officer

                             COASTAL BANCORP, INC.
                              COASTAL BANC PLAZA
                          5718 WESTHEIMER, SUITE 600
                             HOUSTON, TEXAS  77057

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 23, 1998


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Coastal Bancorp, Inc. (the "Company") will be held at the corporate offices of Coastal Bancorp, Inc., at 5718 Westheimer, Suite 1101, Houston, Texas at 11:00 a.m., Central Time, on April 23, 1998 for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

     (1) To elect three directors of the Company to serve until the annual meeting of stockholders in the year 2001 and until their successors are elected and qualified;

     (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and,

     (3) To transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management of the Company is not aware of any matters other than those set forth above which may properly come before the Annual Meeting.

     The Board of Directors has fixed February 26, 1998 for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment or postponement.


                                   BY  ORDER  OF  THE  BOARD  OF
                                   DIRECTORS



                                   /s/      Linda  B.  Frazier
                                   ---------------------------
                                   Linda  B.  Frazier
                                   Secretary
Houston,  Texas
March  24,  1998



     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.





                             COASTAL BANCORP, INC.


                                PROXY STATEMENT


                        ANNUAL MEETING OF STOCKHOLDERS


     This  Proxy  Statement  is  furnished to the holders of the common stock,
$.01 par value per share (the "Common Stock") of Coastal Bancorp, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, to be used at the Annual Meeting of Stockholders to be held at the corporate offices of Coastal Bancorp, Inc., at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, at 11:00 a.m., Central Time, on April 23, 1998 and at any adjournment or postponement thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is expected to be mailed to stockholders on or about March 24, 1998.

     Each proxy solicited hereby, if properly signed and returned to the Company, will be voted in accordance with the instructions contained therein if it is not revoked prior to its use. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED: (I) FOR THE ELECTION OF THE BOARD'S NOMINEES AS DIRECTORS OF THE COMPANY; (II) FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998; AND (III) UPON THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS APPOINTED AS PROXIES. ANY HOLDER OF COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE PRECEDING SENTENCE.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice of revocation thereof (Linda B. Frazier, Coastal Bancorp, Inc., Coastal Banc Plaza, 5718 Westheimer, Suite 600, Houston, Texas 77057), (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

                            BACKGROUND INFORMATION
                                      ON
                             COASTAL BANCORP, INC.
                                      AND
                                 SUBSIDIARIES

     Coastal Bancorp, Inc. was incorporated in Texas in March 1994 in connection with the reorganization of Coastal Banc Savings Association (the "Association") into the holding company form of organization, which occurred on July 29, 1994. In addition, effective July 29, 1994, the Association, which had been a Texas-chartered savings and loan association, converted to a Texas-chartered savings bank known as Coastal Banc ssb (the "Bank"). Effective November 30, 1996, the Bank engaged in a further holding company reorganization whereby Coastal Banc Holding Company, Inc., a Delaware corporation ("HoCo"), became a first-tier wholly-owned subsidiary of the Company. As a result of these reorganizations, the Company owns 100% of the voting stock of HoCo and HoCo owns 100% of the voting stock of the Bank. In addition, HoCo owns 100% of the stock of Coastal Banc Capital Corp. ("CBCC"). HoCo has no operations other than holding the voting common stock of CBCC and the Bank. The 9.0% Noncumulative Preferred Stock, Series A, issued by the Association on October 21, 1993 continues to represent, on a share for share basis, the 9.0% Noncumulative Preferred Stock, Series A, of the Bank. Coastal Bancorp, Inc. is a registered unitary savings and loan holding company regulated by the Office of Thrift Supervision.


                       VOTING SECURITIES AND BENEFICIAL
                               OWNERSHIP THEREOF

     Only holders of record of the Company's Common Stock at the close of business on February 26, 1998 ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 5,035,035 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Only holders of Company Common Stock will be entitled to vote at the Annual Meeting and each share of Common Stock will be entitled to one vote on all matters properly presented. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the total votes present at the Annual Meeting is required for approval of the proposal to ratify the appointment of the Company's independent auditors.

     Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Because of the required votes, abstentions will have the same effect as a vote against the proposal to ratify the appointment of the Company's independent auditors, but will not be counted as votes cast for the election of directors and, thus, will have no effect on the voting for the election of directors. Under the applicable rules, all of the proposals for consideration at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the Annual Meeting which are considered "non-discretionary" and for which there will be "broker non-votes".

     At February 26, 1998, directors, executive officers and their affiliates beneficially owned 1,045,718 shares of Common Stock or 20.12% of the total shares of Common Stock outstanding on such date. It is anticipated that all of such shares will be voted for the election of the nominees of the Company's Board of Directors and in favor of all of the proposals of the Board described herein.

     The following table sets forth the beneficial ownership of the Common Stock as of February 26, 1998, with respect to (i) any person or entity who is known to the Company to be the beneficial owner of 5% or more of the Common Stock; (ii) each nominee for director; (iii) each director of the Company;
(iv) each of the executive officers named in the summary compensation table (see "Executive Compensation - Summary Compensation Table") and (v) all directors and executive officers of the Company and its subsidiary, Coastal Banc ssb, as a group. The address for all directors and executive officers of the Company and the Bank is Coastal Banc Plaza, 5718 Westheimer, Suite 600, Houston, Texas 77057. Except as set forth below, as of February 26, 1998, the Company was aware of no other person or entity unaffiliated with the Company that was the beneficial owner of 5% or more of the Common Stock.


                                            Amount of Shares of
                                               Common Stock
Name                                         Beneficially Owned
(and Address) of                            as of February 26,    Percent of
Beneficial Owner                                 1998(1)             Class
-----------------------------------------  --------------------    --------
First Manhattan Co.. . . . . . . . . . . . .      481,010(2)        9.26%
437 Madison Avenue
New York, New York 10022

Friedman, Billings, Ramsey Group, Inc. . . .      410,625(2)        7.90
1001 19th Street North
Arlington, Virginia 22209-1710

Robert Edwin Allday, Director. . . . . . . .            0(3)           *
Coastal Bancorp, Inc. and Coastal Banc ssb

D. Fort Flowers, Jr., Director . . . . . . .      179,880(4)        3.46
Coastal Bancorp, Inc. and Coastal Banc ssb

Dennis S. Frank, Director. . . . . . . . . .         20,000            *
Coastal Bancorp, Inc. and Coastal Banc ssb

Robert E. Johnson, Jr., Director . . . . . .       12,880(5)           *
Coastal Bancorp, Inc. and Coastal Banc ssb

Manuel J. Mehos, Chairman of the Board,. . .      363,750(6)        7.00
President and Chief Executive Officer
Coastal Bancorp, Inc., Coastal Banc
Holding Company, Inc. and Coastal Banc ssb

James C. Niver, Director . . . . . . . . . .      368,952(7)        7.10
Coastal Bancorp, Inc. and Coastal Banc ssb

Clayton T. Stone, Director . . . . . . . . .            600            *
Coastal Bancorp, Inc. and Coastal Banc ssb

John D. Bird, Executive Vice President,. . .       23,666(6)           *
Chief Administrative Officer and
Assistant Secretary
Coastal Banc ssb

Gary R. Garrett, Executive Vice President and.     25,548(6)           *
Chief Lending Officer
Coastal Banc ssb

David R. Graham, Executive Vice President -. .      9,411(6)           *
Real Estate Lending
Coastal Banc ssb

Nancy S. Vadasz, Executive Vice President -. .     14,060(6)           *
Market and Product Strategies
Coastal Banc ssb

Catherine N. Wylie, Executive Vice President .     26,971(6)           *
and Chief Financial Officer
Coastal Bancorp, Inc., Coastal Banc Holding
Company, Inc. and Coastal Banc ssb

All directors and executive officers of the. .  1,045,718(6)       20.12
Company and the Bank as a group
(12 persons)






*          Represents  less  than  1.0%  of  the  Common  Stock  outstanding.

(1) Based upon information furnished by the respective individuals and filings pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The information is not necessarily indicative of beneficial ownership for any other purpose. Under regulations promulgated pursuant to the Exchange Act, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)      Based  on  a  Schedule  13G  filed  under  the  Exchange  Act.

(3) Mr. Allday is the beneficial owner of 2,000 shares of the Bank's 9.0% Noncumulative Preferred Stock, Series A.
(4) Of such shares, 176,880 are owned by a trust over which Mr. Flowers has shared voting and dispositive power with two other co-trustees.

(5) Shares are held in trust for his minor children for which Mr. Johnson serves as trustee.

(6) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Common Stock which may be acquired within 60 days of the Record Date pursuant to the exercise of outstanding stock options. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group. The amounts set forth in the table include 23,666, 25,548, 9,411, 63,750, 14,060 and 25,021 shares which may be received upon the exercise of stock options by Messrs. Bird, Garrett, Graham and Mehos and Mmes. Vadasz and Wylie, respectively, pursuant to stock options. For all directors and executive officers as a group, the number of shares includes 161,456 shares of Common Stock subject to outstanding stock options.

(7) Mr. Niver is the co-trustee with his wife of a trust which holds such shares for their benefit.


              INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
             DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS


ELECTION  OF  DIRECTORS

     Coastal Bancorp, Inc. is a Texas corporation, formed pursuant to the Texas Business Corporation Act which requires that the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Company's Articles of Incorporation provide that the Company's Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually, and the Bylaws state that members of each class are to be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors have been elected and qualified. The number of directors is determined from time to time by resolution of the Board. On July 27, 1995, the Board of Directors voted to increase the size of the Board from seven to eight members and elected Mr. Clayton T. Stone to fill such vacancy effective August 24, 1995. Mr. Stone stood for election by the stockholders at the 1996 annual meeting and was elected to a three year term. Effective April 1, 1996, Mr. Donald Bonham retired from the Board of Directors for personal reasons. The Board of Directors has not nominated anyone to replace Mr. Bonham as of the date hereof.

     Three of the positions on the Board are to be elected in 1998. Prior to the formation of the Company, these individuals served as directors of the Association. The information set forth below relating to their tenure as directors is as of the date they were first elected as directors of either the Association or the Company, where applicable. There are no arrangements or understandings between the Company and any person pursuant to which such person has been selected as a nominee, and no director is related to any other director or executive officer of the Company or the Bank by blood, marriage or adoption.

INFORMATION  WITH  RESPECT  TO CONTINUING DIRECTORS AND NOMINEES FOR DIRECTORS

     Information concerning those members of the Board whose terms do not expire in 1998, including age, tenure and principal position with the Company and principal occupation during the past five years, as well as the year his term will expire, is set forth below:

     ROBERT E. JOHNSON, JR. Age 44. Director since 1986. Mr. Johnson is a partner in the law firm of Johnson & Johnson, Austin, Texas. His term as a director of the Company will expire in 1999.

     MANUEL J. MEHOS. Age 43. Director since 1986. Mr. Mehos is the Chairman of the Board, President and Chief Executive Officer of the Company, Coastal Banc Holding Company, Inc., Coastal Banc Capital Corp., and the Bank and also Chief Executive Officer of CoastalBanc Financial Corp., a Bank subsidiary. He is also a director of each of the Bank's subsidiaries and is the President of CBS Asset Corp., CBS Builders, Inc. and CoastalBanc Investment Corporation, which are wholly-owned subsidiaries of the Bank, all of which are located in Houston, Texas. CBS Asset Corp., CBS Builders, Inc. and CoastalBanc Investment Corporation are presently inactive. Mr. Mehos also currently serves on the Finance Commission of Texas. His term as a director of the Company will expire in 2000.

     JAMES C. NIVER. Age 68. Director since 1986. Mr. Niver is retired and from 1972 until 1995 was employed by Century Land Company, Houston, Texas, retiring as its President. His term as a director of the Company will expire in 2000.

     CLAYTON T. STONE. Age 63. Director since August 1995. Mr. Stone is an Executive Vice President of Hines Interests Limited Partnership, Aspen, Colorado since 1996. Mr. Stone came out of retirement to take this position. Prior to 1996 he was an independent business consultant and a retired officer of Gerald D. Hines Interests, Houston, Texas. His term as a director of the Company will expire in 1999.


THE  NOMINEES

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted "FOR" the election of each of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board of Directors will nominate, and the persons named as proxies will vote, for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

     Information concerning the nominees for director, including age, tenure, principal position with the Company and principal occupation during the past five years, as well as the year his term will expire, is set forth below:

     R. EDWIN ALLDAY. Age 47. Director since 1986. Mr. Allday is a private investor and in September 1993 became a senior consultant with The Dini Partners, Inc., Houston, Texas, a company that provides counseling in philanthropy and non-profit company management. Mr. Allday was an independent consultant for community relations for charitable organizations from March 1990 to June 1993. From August 1988 to March 1990, Mr. Allday was the Chief Operating Officer of the American Leadership Forum, a non-profit organization which teaches business leadership skills located in Houston, Texas. From March 1982 to August 1988, Mr. Allday was the General Manager of Anglia Companies, a family-owned investment management business in Houston, Texas. If elected, his term as a director of the Company will expire in 2001.

     D. FORT FLOWERS, JR. Age 36. Director since 1992. Mr. Flowers is the President of Sentinel Trust Company, a Texas Limited Banking Association, Houston, Texas, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, a position he has held since January 1997. Additionally, Mr. Flowers was Chairman of the Board of DIFCO, Inc., a railroad car engineering and manufacturing company from before the time he became a director until August, 1997 when that company was sold. Mr. Flowers is also a director of The Ohio Bank, Findlay, Ohio. If elected, his term as a director of the Company will expire in 2001.

     DENNIS S. FRANK. Age 41. Director since 1988. Mr. Frank is the Chairman of the Board, Chief Executive Officer and President of Silvergate
Bancorp, La Mesa, California, a position he has held since December 1996. Additionally, he has been the President and Chief Executive Officer of DSF Management Corp., a private investment company, located in Houston, Texas, since March 1994. Prior to that, Mr. Frank was the Manager of the Association's Capital Markets Division from July 1988 to April 1993 and a consultant to the Association from April 1993 to April 1994. If elected, his term as a director of the Company will expire in 2001.

THE  BOARD  OF  DIRECTORS  RECOMMENDS  THAT  THE  ABOVE  NOMINEES
                    BE ELECTED AS DIRECTORS OF THE COMPANY.

STOCKHOLDER  NOMINATIONS

     The Company's Articles of Incorporation govern nominations for election to the Board of Directors and require that all nominations for election to the Board of Directors other than those made by the Board, be made by a stockholder who has complied with the notice provisions in the Articles. Written notice of a stockholder's nomination must be communicated to the attention of the Company's Secretary and either delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company, and with respect to a special meeting of stockholders for the election of directors, on the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Such notice shall include specified matters as set forth in the Articles of Incorporation. If the nomination is not made in accordance with the requirements set forth in the Articles of Incorporation, the defective nomination will be disregarded at the Annual Meeting. The Company did not receive any nominations from stockholders for the Annual Meeting.


BOARD  OF  DIRECTORS  MEETINGS  AND  COMMITTEES
  OF  COASTAL  BANCORP,  INC.  AND  COASTAL  BANC  SSB

     Regular meetings of the Board of Directors of the Company are held quarterly and special meetings may be called at any time as necessary. During the year ended December 31, 1997, the Board of Directors of the Company held ten meetings. No incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings held during the period in which he served as a director in 1997 except Mr. Frank who attended 70%.

     The Board of Directors is authorized by its Bylaws to elect members of the Board to committees of the Board which may be necessary or appropriate for the conduct of the business of the Company. At December 31, 1997, there were no committees of the Board of the Company.

     Regular meetings of the Board of Directors of the Bank are held monthly and special meetings may be called at any time as necessary. During the year ended December 31, 1997, the Board of Directors of the Bank held twelve meetings. No incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings held during the period in which he served as a director and the total number of meetings held by committees of the Board of Directors of the Bank on which he served in 1997.

     The Board of Directors of the Bank is authorized by its Bylaws to elect members of the Board to committees of the Board which may be necessary or appropriate for the conduct of the business of the Bank. At December 31, 1997, the Bank had an Audit, Compensation, Asset/Liability, Directors' Loan Review and a Community Reinvestment Act Committee of the Board.

     The Audit Committee of the Bank's Board is responsible for reviewing the reports of the independent auditors and examination reports of regulatory authorities, monitoring the functions of the internal audit department, which reports directly to this Committee, and generally overseeing compliance with internal policies and procedures. The Audit Committee members are Messrs. Niver (Chairman), Allday and Johnson. This Committee met seven times during 1997.

     The Compensation Committee reviews the compensation of senior executive officers and recommends to the Board adjustments in such compensation based on a number of factors, including the profitability of the Bank. Messrs. Niver (Chairman), Flowers and Johnson comprise the Compensation Committee, which met four times during 1997. See "Executive Compensation - Report of the Board of Directors on Compensation During Fiscal 1997."

     The Asset/Liability Committee met four times in 1997 to authorize investment categories, overall investment limitations and brokers to be utilized, to review trade recommendations and past trades of the Asset/Liability Subcommittee (composed of certain officers) and compliance of the Bank's investment activities with the Bank's Investment and Interest Rate Risk Policies and with Board recommendations. The Committee also makes interest rate risk assessments and formulates asset/liability management policy for the forthcoming quarterly period. This Committee consists of Messrs. Frank (Chairman), Flowers, Mehos and Stone.

     The Directors' Loan Review Committee met twenty-six times in 1997 to approve and/or review certain loans. The Committee can approve any class or type of loan which is authorized for investment by the Board. Specified loan authority limits are further delegated to the management loan committee, the management construction loan committee or an individual officer of the Bank. The Directors' Loan Review Committee consists of Messrs. Mehos (Chairman), Flowers, Frank, Niver, and Stone.

     The Community Reinvestment Act ("CRA") Committee was established to monitor the Bank's efforts in serving the credit needs of the residents of the communities in which it does business, including those credit-worthy persons having low and moderate incomes. The CRA Committee has appointed a CRA Officer who is responsible for developing and administering the Bank's CRA program and for training the Bank's staff to comply with CRA regulations, and Bank policies and procedures. The CRA Officer chairs a management CRA Committee which works to oversee that the Bank meets the procedural requirements of the CRA. The CRA Committee is composed of Messrs. Allday (Chairman), Frank, Mehos and Johnson and met two times in 1997.

BOARD  FEES

     Through February 26, 1998, each non-employee director of the Company and the Bank was paid a fee of $1,550 for each Board meeting attended and a fee of $300 for each committee meeting attended. From February 26, 1998, forward however, each non-employee director of the Company and the Bank that attends the monthly Directors' Loan Review Committee and any additional ad hoc PCC meeting will be paid a maximum of $600 per month for all meetings. When Board and committee meetings of the Company are held on the same day as meetings of the Board and committees of the Bank, only one fee is paid for that date. No fees are paid for non-attendance; attendance by conference telephone is similarly not compensated. Directors are also reimbursed for reasonable travel expenses. Directors who are also employees of the Company and the Bank receive no fees for attendance at Board or committee meetings.

SECTION  16(A)  BENEFICIAL  OWNERSHIP REPORTING COMPLIANCE OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors of the Company to file reports to indicate ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports.

     Based upon a review of the copies of such forms, the Company believes that during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's officers and directors of the Company and/or the Bank were complied with.

EXECUTIVE  OFFICERS  WHO  ARE  NOT  DIRECTORS

     The following table sets forth information concerning executive officers of the Bank or its subsidiaries who do not serve on the Bank's Board of Directors. All executive officers are elected by the Board of Directors of the Bank or of the respective subsidiary and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of the Bank or its subsidiaries by blood, marriage or adoption, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected an executive officer.


                                   Position with Bank and
Name                Age     Principal Occupation During Last Five Years
---------------    ----     ------------------------------------------------
John D. Bird . . .  54  Executive Vice President since August 1993, Chief
                        Administrative Officer since June 1993, and Assistant
                        Secretary since March 1986; Chief Operations Officer
                        from March 1986 to June 1993; President and sole
                        stockholder of Coastal Banc Insurance Agency, Inc.,
                        an affiliate of the Bank, since May 1987.

Gary R. Garrett. .  51  Executive Vice President since August 1993 and a director of each of the Bank's subsidiaries; Chief
                        Lending Officer since 1995; Senior Vice President
                        --Mortgage Lending from October 1991 to August
                        1993; Chief Executive Officer and President of
                        CBS Mortgage Corp. since August 1993; Executive
                        Vice President, CBS Mortgage Corp. from January
                        1989 to August 1993.  Director and Executive Vice
                        President of Coastal Banc Capital Corp., an affiliate of the Bank, since
                        August 1997.

David R. Graham. .  54  Executive Vice President since August 1993 and a director of each of the Bank's subsidiaries; Senior
                        Vice President--Real Estate Lending Division from
                        May 1988 to August 1993.  Senior Vice President of
                        CBS Asset Corp. since April 1993.

Nancy S. Vadasz. .  44  Executive Vice President since June of 1994, Senior
                        Vice President since September 1991.

Catherine N. Wylie  43  Executive Vice President of Coastal Banc Holding
                        Company, Inc. since November, 1996, of the
                        Company since July 1994 and of the Bank since
                        August 1993 and a director of Coastal Banc Holding
                        Company, Inc., and of each of the Bank's subsidiaries; Chief Financial Officer since October
                        1993; Controller from April 1989 to October 1993;
                        also Executive Vice President/Treasurer of each of the Bank's subsidiaries since October 1990.
                        Director and Executive Vice President of Coastal
                        Banc Capital Corp., an affiliate of the Bank since August 1997.


                            EXECUTIVE COMPENSATION

     REPORT OF THE BOARD OF DIRECTORS ON COMPENSATION DURING FISCAL 1997. Officers of the Company do not receive compensation for their services.

     The Compensation Committee of the Board of Directors of the Bank (the "Committee") is composed entirely of independent outside directors. See "Information With Respect to Nominees for Director, Directors Whose Terms Continue and Executive Officers - Board of Directors Meetings and Committees of Coastal Bancorp, Inc. and Coastal Banc ssb." The Committee is responsible for reviewing the compensation of executive officers of the Bank and recommending executive compensation proposals to the Bank's Board of Directors for approval.

     The Board of Directors of the Bank has a compensation philosophy pursuant to which executive compensation is designed to be at least comparable with average executive compensation for the Bank's peers, which are generally considered to be companies of approximately the same size and in the same industry. Companies included are independent financial companies, banks and savings and loan associations ranging from $900 million to $4.0 billion in asset size. In May 1992, the Bank retained an executive compensation consultant to review its executive compensation policies. The consultant developed a compensation program for the Bank's executive officers which is a combination of base salary plus incentive compensation linked to the Bank's profitability.

     The Committee evaluates the base salaries of the Bank's executive officers annually. An executive officer's base salary is determined based upon longevity with the Bank, the effectiveness of such individual in performing his or her duties, peer averages at the position in question and the Bank's overall performance. No particular weight is assigned to these variables. The base salary component alone, while designed to be competitive with peer group averages, is not designed to produce top levels of compensation for the Bank's executive officers when compared to its peer group. The incentive component, as described below, which requires the Bank to achieve returns at a pre-specified level before additional compensation is paid, is the element which is designed to make total compensation for each of the Bank's executive officers comparable or better than the comparable executive compensation for the executive officers in the Bank's peer group. Based upon the foregoing, Mr. Mehos, the Chief Executive Officer, earned $264,000 in base salary during 1997.

     The amount of incentive compensation is related to the performance of the Bank. No cash incentive compensation will be paid to the Bank's executive officers unless the Committee determines the Bank is safe and sound in the following areas: capital adequacy, earnings composition, earnings capability, liquidity, risk management (classified assets), strategic planning, and compliance with laws and regulations.

     During 1997, the Board of Directors determined that no incentive awards to its Executive Management would be paid unless a 7.5% return on average equity ("ROE") was achieved. Any earnings from extraordinary items or unsound practices are excluded from such calculations at the Board's discretion. Gains on sales of securities from the investment account, net of losses of sales from the investment account, are deducted from the earnings pool. During 1997, the compensation committee calculated that the Company achieved a 11.68% ROE.

     Accordingly, during 1997, a bonus pool of $255,900 in the aggregate was established and incentive awards were paid to the three top executive officers
of  the  Bank.    See  "Summary  Compensation  Table."

                                        By  the  Committee:


                                        /s/    James  C.  Niver
                                        -----------------------
                                        James  C.  Niver  (Chairman)
                                        D.  Fort  Flowers,  Jr.
                                        Robert  E.  Johnson,  Jr.

     SUMMARY COMPENSATION TABLE. To meet the goal of providing shareholders a concise, comprehensive overview of compensation awarded, earned or paid in the reporting period, the Summary Compensation Table is utilized by the Company. The Summary Compensation Table includes individual compensation information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Bank and its subsidiaries whose total compensation exceeded $100,000 for services rendered in all capacities during the fiscal years ended December 31, 1997, 1996 and 1995.


                                                   ANNUAL
                                                COMPENSATION
                                           ----------------------
NAME AND PRINCIPAL
POSITION(1)                     Year        SALARY(2)   BONUS(3)
------------------------------  ----       ----------  ---------
Manuel J. Mehos
Chairman of the Board,          1997  $      264,000  $ 127,900
 President and . . . . . . . .  1996         241,000    131,228
 Chief Executive Officer . . .  1995         222,000          0

John D. Bird                    1997         130,630     30,000
Executive Vice President and .  1996         121,000     40,000
 Chief Administrative Officer.  1995         111,565          0

Gary R. Garrett                 1997         164,800     64,000
Executive Vice President and .  1996         160,000     70,000
 Chief Lending Officer . . . .  1995         113,300          0

David R. Graham                 1997         124,630     32,895
Executive Vice President . . .  1996         121,000     40,000
 Real Estate Lending Division.  1995         110,335          0

Catherine N. Wylie              1997         164,800     64,000
Executive Vice President and .  1996         160,000     70,000
 Chief Financial Officer . . .  1995         113,300          0




                                                     ALL
NAME AND PRINCIPAL                AWARDS            OTHER
POSITION(1)                     OPTIONS(4)     COMPENSATION(5)
------------------------------  ----------     ----------------
Manuel J. Mehos
Chairman of the Board, . . . .      22,000        $ 2,000
 President and . . . . . . . .      30,000          1,425
 Chief Executive Officer . . .      19,000          2,310

John D. Bird                         5,000          8,000
Executive Vice President and .       5,000          7,425
 Chief Administrative Officer.       4,448          8,310

Gary R. Garrett                     11,000          5,000
Executive Vice President and .      10,000          4,425
 Chief Lending Officer . . . .       5,445          4,700

David R. Graham                      8,000          2,000
Executive Vice President . . .       7,500          1,425
 Real Estate Lending Division.       4,881          2,310

Catherine N. Wylie                  11,000          5,000
Executive Vice President and .      10,000          4,425
 Chief Financial Officer . . .       5,445          4,060




(1)          Principal  positions  are  for  fiscal  1997.
(2) Does not include amounts attributable to miscellaneous benefits received by executive officers of the Bank, including use of Bank owned vehicles. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1997, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.
(3) Includes lump sum cash bonuses earned for the fiscal year stated and paid in some cases the subsequent year.
(4)          Free  standing stock options; see "- Option Grants in Last Fiscal
Year."
(5) Includes for the named individuals employer matching contributions accrued pursuant to the Company's Profit Sharing (401k) Plan and any car allowances.

EXECUTIVE  SEVERANCE  AGREEMENTS

     On June 26, 1997, the Company extended the term of the executive severance agreements (the "Executive Severance Agreements") with Mr. Garrett and Ms. Wylie (the "Employees" or "Employee") out one year to expire June 26, 2000. The Executive Severance Agreements provide for the payment of certain severance benefits to Mr. Garrett and Ms. Wylie in the event of a trigger event under the Executive Severance Agreements, which means (i) the occurrence of a change in control of the Company as defined below, or (ii) the voluntary termination within 90 days of an event which occurs during the "Protected Period" (i.e., the period six months before and three years after a change of control or after the expiration of the Executive Severance Agreement) and constitutes "Good Reason" (as defined below), or (iii) termination for any reason other than "Just Cause" during the Protected Period. If a trigger event occurs, the Employees will be entitled to (x) payment by the Company or the Bank of one times the annual salary and bonus for incentive compensation (not including stock compensation plans) paid to the Employee during his or her immediately preceding year of employment or (y) the payment by the Company or the Bank of an amount equal to 2.99 times their annual salary plus bonuses paid during the immediately preceding year; and (z) the Company will cause any and all outstanding options to purchase stock of the Company held by each Employee to become immediately exercisable in full. The Executive Severance Agreement also provides that the Company will reimburse the Employee for all costs and expenses, including reasonable attorney's fees incurred by the Employee to enforce rights or benefits under such agreements. Other than the foregoing, the Company has not entered into any employment contracts with any of its officers.

     Under the Executive Severance Agreements, a "Change In Control" of the Company would be deemed to occur if, (i) the Company is not the surviving entity in any merger, consolidation, or other reorganization, (ii) the sale, exchange, lease, transfer or other disposition to any person of all or a substantial part of the assets, liabilities, or business of the Company or the Bank, (iii) any change in business of the Company or the Bank such that the Company does not own the voting stock of the Bank or the business of the Bank is not as an insured depository institution, (iv) any person or entity including a "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 25% of the outstanding shares of the Bank's or the Company's voting stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Bank or the Company before such election cease to constitute at least two-thirds of the Board of Directors.

     Under the Executive Severance Agreements, (a) "Good Reason" means any of the following events, which has not been consented to in advance by the Employee in writing: (i) the requirement that the Employee move his or her personal residence, or perform his or her principal executive functions, more than thirty (30) miles from his or her primary office as of the date of the Change in Control; (ii) a material (defined to be 10% or more) reduction in the Employee's base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) a successor to the Company or the Bank fails or refuses to assume the Company's and the Bank's obligations under the Executive Severance Agreement; (iv) the Company, the Bank or successor thereto breaches any provision of the Executive Severance Agreement; or (v) the Employee is terminated for other than Just Cause after the Change in Control; and (b) "Just Cause" means, in the good faith determination of the Company's and the Bank's Boards of Directors, the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Executive Severance Agreement. The Employee shall have the right to make a presentation to the Board of Directors with counsel prior to rendering of such determination by the Board. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. No act, or failure to act, on the Employee's part shall be considered "willful" unless he has acted, or failed to act, with the absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank and the Company.

     In the event that the Employee and the Company or the Bank agree that the Employee will be paid an amount under the Executive Severance Agreement which triggers the requirement to pay the excise tax required under Section 280G of the Internal Revenue Code of 1986, as amended, the Company or the Bank will reimburse the Employee for all such excise taxes.

     The Executive Severance Agreement remains in effect for the modified period commencing on June 26, 1997 (the "Effective Date") and ending on the earlier of (i) June 26, 2000, or (ii) the date on which the Employee terminates his or her employment with the Company or the Bank. Any payments made to the Employee pursuant to the Executive Severance Agreement, or otherwise, are subject to and conditioned upon their compliance with the Federal Deposit Insurance Act and any regulations promulgated by the Federal Deposit Insurance Corporation thereunder.

OPTION  GRANTS  IN  LAST  FISCAL  YEAR

     On March 23, 1995, the Board of Directors adopted the 1995 Stock Compensation Program (the "New Program"). Stockholders of the Company approved the New Program at the April 27, 1995 annual meeting. The New Program is substantially similar to the 1991 Program, as described below. The Board reserved 255,261 shares of Common Stock for issuance under the New Program at the time of adoption. There were 125,400 options issued under the New Program in 1997.

     The Board of Directors adopted the 1991 Stock Compensation Program (the "1991 Program") for the benefit of officers and other selected key employees of the Company and the Bank who were deemed to be responsible for the future growth of the Company. Stockholders of the Company approved the program at a Special Meeting of Stockholders held in December 1991. In connection with the reorganization of the Association in 1994, the 1991 Program was adopted by the Company, and approved by stockholders for the benefit of officers and key employees of the Company and the Bank and its subsidiaries.

     An  aggregate  of  241,001  shares  of  authorized but unissued shares of
Company Common Stock were originally reserved for future issuance under the 1991 Program. All shares of the 1991 Program have been issued. Shares issuable under the New Program and the 1991 Program (collectively, the "Programs") pursuant to the exercise of stock options and/or the granting of stock appreciation rights and performance shares, are subject to modification or adjustment to reflect changes in the Company's capitalization.

     Of the shares reserved for issuance under the Programs, 30,968 shares are not currently subject to option at February 28, 1998. The Programs will remain in effect for a term of ten years from the date of adoption unless sooner terminated in accordance with the provisions of the Programs. Four kinds of rights, evidenced by four plans, are contained in the Programs and are available for grant: (i) incentive stock options; (ii) compensatory stock options; (iii) stock appreciation rights; and (iv) performance share awards.

     The Programs are administered by Messrs. Niver, Flowers and Johnson (the "Program Administrators"). The Program Administrators are given absolute discretion under each Program to select the persons to whom options, rights and awards will be granted and to determine the number of shares subject to each option, right or award. Only regular, full-time employees of the Company or the Bank, or any subsidiary of the Company or the Bank are eligible for selection by the Program Administrators to participate in the Programs. Non-employee directors are not eligible to receive awards under the Programs.

     The option prices per share for incentive stock options granted under the Programs may not be less than the fair market value of the Company's Common Stock on the date of the grant; provided, however, that if any employee owns more than 10% of the combined voting power of all classes of stock of the Company, the purchase price for shares acquired pursuant to the exercise of an option shall not be less than 110% of the fair market value of the Common Stock. The per share exercise price for compensatory options granted under the Programs may be equal to or less than the fair market value on the date of grant. The purchase price for shares of Common Stock subject to incentive or compensatory options may be paid in cash, by check, or if permitted by the Program Administrators at the time the option is granted, by shares of Common Stock, or by a combination thereof.

     In the event of a change in control of the Company, as defined, all incentive and compensatory stock options previously granted may become immediately exercisable notwithstanding any existing installment limitation which may be established by the Program Administrators, provided that the exercisability of an option may not be accelerated prior to the six month anniversary of the date the option is granted.

AGGREGATE  OPTIONS  GRANTED  IN  LAST  FISCAL  YEAR

     The following table sets forth individual grants of options that were made during the last fiscal year to the executive officers named in the Summary Compensation Table. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants and the potential realizable present value of such options under specified assumptions.


                                       PERCENT OF
                         OPTIONS      TOTAL OPTIONS
                         GRANTED        GRANTED TO       EXERCISE
                         (NO. OF        EMPLOYEES          PRICE
   NAME                  SHARES)(1)   IN FISCAL YEAR     PER SHARE
-----------------        ----------   --------------     ---------
Manuel J. Mehos. .         9,000           7.18%          $29.25
Manuel J. Mehos. .        13,000          10.37            22.75
John D. Bird . . .         5,000           3.99            22.75
Gary R. Garrett. .        11,000           8.77            22.75
David R. Graham. .         8,000           6.38            22.75
Catherine N. Wylie        11,000           8.77            22.75




                                                GRANT DATE
                               EXPIRATION         PRESENT
  NAME                            DATE            VALUE(2)
----------------               ----------       -----------

Manuel J. Mehos. .              6/26/07          $107,829
Manuel J. Mehos. .              4/24/07           115,999
John D. Bird . . .              4/24/07            44,615
Gary R. Garrett. .              4/24/07            98,153
David R. Graham. .              4/24/07            71,384
Catherine N. Wylie              4/24/07            98,153




(1) Total options granted in 1997 were 125,400 shares. The options vest 25% during the first year and an additional 25% for each of the next three years.

(2) The potential realizable value of the grant of options is the present value of the grant at the date of grant using a variation of the Black-Scholes option pricing model. Assumptions used to calculate the present value of the options granted on April 24, 1997 and June 26, 1997, respectively, were as follows: an expected volatility rate of 22.19% and 23.18%, a risk free rate of return of 6.93% and 6.49%, a dividend yield of $.48 per share per year and the expiration date of April 24, 2007 and June 26, 2007, respectively.

AGGREGATE  OPTIONS  EXERCISED  IN  LAST YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.


                      Shares                         Number of Unexercised
                     Acquired on      Value       Options at Fiscal Year-End
  Name                Exercise     Realized(2)     Exercisable     Unexercisable
------------          --------     -----------     -----------     -------------

Manuel J. Mehos. .         --            --           63,750          36,250
John D. Bird . . .         --            --           23,666           7,362
Gary R. Garrett. .         --            --           25,548          14,611
David R. Graham. .     14,894       249,364            9,411          10,970
Catherine N. Wylie         --            --           25,021          14,611




                          Value of Unexercised
                        in-the-Money Options at
                           Fiscal Year-End(1)
                           ------------------
Name                Exercisable          Unexercisable
-------------       -----------          -------------

Manuel J. Mehos. .  $1,179,031            $516,344
John D. Bird . . .     503,666             111,701
Gary R. Garrett. .     512,346             215,780
David R. Graham. .     162,208             163,424
Catherine N. Wylie     499,748             215,780




(1) Based upon a closing market price for the Company's Common Stock as of December 31, 1997 of $34.875.
(2)     Based  upon  actual sales price at the time of exercise and sale.

COMPARATIVE  STOCK  PERFORMANCE  GRAPH

     The stock performance graph below compares the cumulative total stockholder return of the Company's Common Stock from December 31, 1992 to December 31, 1997 with the cumulative total return of the National Association of Securities Dealers Automated Quotations ("NASDAQ") Market Index and certain SNL thrift institutions traded on the NASDAQ, as compiled by SNL Securities, L.P. in its OTC Thrift Index, assuming an investment of $100 on December 31, 1992 and the reinvestment of all dividends. The Company did not pay dividends on the Company's Common Stock during 1992 or 1993. In 1994, the Company paid its first dividend of $.08 per share on June 15, 1994. Quarterly dividends of the same amount were paid on September 15, 1994, December 15, 1994, March 15, 1995, June 15, 1995, September 15, 1995, and December 15, 1995. The Board of Directors voted at the January 25, 1996 regularly scheduled Board Meeting to increase the dividend for the fourth quarter of 1995 from $.08 per share to $.10 per share. Quarterly dividends of $.10 per share were paid on March 15, 1996, June 15, 1996, September 15, 1996 and December 15, 1996. During 1997
the Company paid quarterly dividends in the amount of $.10 per share for March 15, 1997 and quarterly dividends of $.12 per share for June 15, 1997, September 15, 1997 and December 15, 1997.

          Comparison of Five Year-Cumulative Total Return Performance


Index                                    Period Ending
                         12/31/92          12/31/93          12/31/94
Coastal Bancorp, Inc.     100.00            103.92            114.32
NASDAQ - Total US . .     100.00            114.80            112.21
OTC Thrifts . . . . .     100.00            138.34            139.72




Index                                    Period Ending
                         12/31/95           12/31/96         12/31/97
Coastal Bancorp, Inc.     142.03             189.66           293.98
NASDAQ - Total US . .     158.70             195.19           239.53
OTC Thrifts . . . . .     212.45             276.38           448.90



Notes:
     A. Each index is weighted for all companies that fit the criteria of that particular index. The index is calculated to exclude companies as they are acquired, and add them to the index calculation as they become publicly traded companies. All companies in existence at a certain time are included in the calculations.
     B. Each index value measures dividend re-investment by assuming dividends are received in cash on the ex-date and re-invested back into the company stock paying the dividend on the same day. The stock price on the ex-date is used to calculate how many shares can be bought with the dividend.

Prepared  by  SNL  Securities  LP
Charlottesville,  VA  22902


CERTAIN  TRANSACTIONS

     The Company may make home mortgage or consumer loans to directors, officers and employees. Any such loan will be made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those prevailing for comparable transactions at that time with non-affiliated parties. The Company had no loans to directors or executive officers outstanding at the year ended 1997. As a result of the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") on August 9, 1989, Section 22(h) of the Federal Reserve Act became applicable to a savings institution, such as the Bank. This law generally provides that any credit extended by a savings institution to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must (i) be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings association with non-affiliated parties; (ii) be pursuant to underwriting standards that are no less stringent than those applicable to comparable transactions with non-affiliated parties; (iii) not involve more than the normal risk of repayment or present other unfavorable features; and (iv) not exceed, in the aggregate, the institution's unimpaired capital and surplus, as defined.

     In 1987, the Bank entered into an Administrative Services Agreement with Coastal Banc Insurance Agency, Inc. ("CBIA"), a Texas business corporation licensed under Texas law to act as a life insurance agent. CBIA is wholly-owned by an executive officer of the Bank who receives no salary or dividends from CBIA. CBIA has granted to the Bank the legal ownership of all of its books and records and the stockholder of CBIA has granted to the Bank the right to assign all of its stock in CBIA to any other properly licensed life insurance agent in the Bank's sole discretion. The Bank has agreed to provide to CBIA certain services, including but not limited to employee training, office space, furniture, fixtures, equipment, clerical services, data processing and other services as well as marketing leads and information to assist CBIA in the sale of annuities underwritten by an independent annuity company to the Bank's deposit and loan customers. In consideration for such services, CBIA has agreed to pay the Bank a flat fee which is subject to renegotiation on a quarterly basis. The fee payable to the Bank was last negotiated on December 19, 1997, and was $220,000 for the year ended December 31, 1997. Such fee represented substantially all of CBIA's net income for the year then ended.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1998, and has further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting. The Company has been advised by KPMG Peat Marwick LLP that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent public accountants and clients. KPMG Peat Marwick LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL 1998.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have presented at the next Annual Meeting of Stockholders of the Company and included in the proxy materials used by the Company in connection with such meeting must be received at the corporate headquarters office of the Company at Coastal Banc Plaza, 5718 Westheimer, Suite 600, Houston, Texas 77057, no later than November 24, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

     Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to the Company's Articles of Incorporation, which provide that business must be properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly  brought  before  an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before an annual meeting such information specified in the Company's Articles of Incorporation. If the proposal is not made in accordance with the terms of the Articles of Incorporation, such proposal will not be acted upon at the Annual Meeting. No stockholder proposals were received by the Company in connection with the 1998 Annual Meeting.

                                 OTHER MATTERS

     Management is not aware of any business to come before the 1998 Annual Meeting other than those matters described above in this Proxy Statement and possibly, procedural matters incident to the conduct of the meeting. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company or its subsidiary may solicit proxies personally or by telephone without additional compensation.

                    ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of the Company's Annual Report for the year ended December 31, 1997 ("Annual Report") accompanies this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

     UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AND ANY EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CATHERINE N. WYLIE, CHIEF FINANCIAL OFFICER, COASTAL BANCORP, INC., COASTAL BANC PLAZA, 5718 WESTHEIMER, SUITE 600, HOUSTON, TEXAS 77057. THE FORM 10-K IS NOT A PART OF THE PROXY SOLICITATION MATERIALS.



                              By  Order  of  the  Board  of  Directors




                              /s/    Linda  B.  Frazier
                              -------------------------
                                     Linda  B.  Frazier
                                     Secretary


March  24,  1998




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